WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                                                       Exhibit (27)

            ARMOR ALL PRODUCTS CORPORATION
                FINANCIAL DATA SCHEDULE
                   December 31, 1994
        (in millions except per share amounts)


This schedule contains summary financial information extracted from the Armor All
Products Corporation Consolidated Financial Statements as of December 31, 1994 and
March 31, 1994 and for the nine months ended December 31, 1994 and 1993 and is qualified in its entirety by reference to such financial statements.



REGULATION
  NUMBER       STATEMENT CAPTION                                FY95    FY94
- ----------     -----------------                               ------  ------
5-02(1)        Cash and cash items                             $ 44.4  $ 26.3
5-02(2)        Marketable securities                                -       -
5-02(3)(a)(1)  Accounts receivable - trade                       37.6    69.3
5-02(4)        Allowance for doubtful accounts                   (1.4)   (1.3)
5-02(6)        Inventory                                          9.5     4.2
5-02(9)        Total current assets                              96.1    99.2
5-02(13)       Property, plant and equipment                     13.9    12.9
5-02(14)       Accumulated depreciation                          (5.1)   (4.2)
5-02(18)       Total assets                                     147.1   151.8
5-02(21)       Total current liabilities                         24.3    34.9
5-02(22)       Bonds, mortgages and similar debt                    -       -
5-02(28)       Preferred stock - mandatory redemption               -       -
5-02(29)       Preferred stock - no mandatory redemption            -       -
5-02(30)       Common stock                                       0.2     0.2
5-02(31)       Other stockholders' equity                       121.9   115.8
5-02(32)       Total liabilities & stockholders' equity         147.1   151.8
5-03(b)(1)(a)  Net sales of tangible products                   136.9   117.4
5-03(b)(1)     Total revenues                                   136.9   117.4
5-03(b)(2)     Total costs & exp. appl. to sales & revenues      58.4    48.1
5-03(b)(3)     Other costs and expenses                             -       -
5-03(b)(5)     Provision for doubtful accounts & notes            0.2     0.4
5-03(b)(8)     Interest & amortization of debt discount             -       -
5-03(b)(10)    Income before taxes & other items                 25.9    23.1
5-03(b)(11)    Income tax expense                                11.0    10.0
5-03(b)(14)    Income/loss from continuing operations               -       -
5-03(b)(15)    Discontinued operations                              -       -
5-03(b)(17)    Extraordinary items                                  -       -
5-03(b)(18)    Cumulative effect-chngs. in acctg. prin.             -       -
5-03(b)(19)    Net income or loss                                14.8    13.1
5-03(b)(20)    Earnings per share - primary                      0.70    0.62
5-03(b)(20)    Earnings per share - fully diluted                   -       -



